Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 27, 2011	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2011

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the third quarter ended September 30, 2011.

Results for this quarter are not comparable to the prior year’s quarter due to various race schedule changes and non-cash charges taken in this quarter in connection with the Company’s Nashville facility.

As previously reported, the assets, liabilities and operating results of the Company’s Gateway facility have been reclassified in the accompanying consolidated financial statements to report Gateway as a discontinued operation. We also previously announced that the Company’s Nashville facility had notified NASCAR that it will not seek 2012 sanction agreements for its two Nationwide Series and two Camping World Truck Series events. We continue to conduct the weekly events we have scheduled for the remainder of 2011 and are currently evaluating all of our options for the facility.

The Company’s NASCAR fall race weekend in Dover was held from September 30, 2011 through October 2, 2011. The K&N Pro Series East event was held during the third quarter of 2011 while the NASCAR Nationwide Series and Sprint Cup Series races were held during the fourth quarter of 2011. The entire fall race weekend was held during the third quarter of 2010. Also, the Company’s 2011 summer tandem weekend held during July in Nashville included a NASCAR Nationwide Series event that was held during the second quarter of 2010. Accordingly, the Company promoted only three major events over two weekends in the third quarter of 2011 compared with four major events in the third quarter of 2010.

For the quarter ended September 30, 2011 revenues were $2,916,000 compared with $24,824,000 in the third quarter of 2010. The decrease in revenues was primarily due to the Dover International Speedway schedule change.

Operating and marketing expenses were $4,382,000 in the third quarter of 2011 compared to $13,428,000 in the third quarter of 2010. The decrease is primarily due to the schedule changes and to savings realized from a reduction in operations at the Company’s Nashville facility.

General and administrative expenses of $2,200,000 in the third quarter of 2011 decreased from $2,672,000 for the same quarter last year. The decrease is primarily due to the 2010 quarter including approximately $200,000 of legal and banking expenses and from lower employee costs in the third quarter of 2011, partially offset by severance costs at the Nashville facility.

During the quarter, we reviewed the carrying value of the Nashville facility for impairment and recorded a non-cash charge of $15,687,000 to reduce the carrying value of the Nashville facility to its fair value.

Denis McGlynn, President and Chief Executive Office of Dover Motorsports, Inc. stated, “We are now a streamlined Company with our focus on Dover International Speedway – a facility that has consistently generated cash flows and profits for us. The racing at the Monster Mile’s high banked concrete track is second to none and with recent improvements in fan amenities and ticket pricing options we will ensure that our racing fans continue to get an unparalleled experience on race days.”

Depreciation and amortization expense of $992,000 in the third quarter of 2011 decreased from $1,508,000 in the third quarter of 2010 primarily due to the impairment of all depreciable assets of the Nashville facility.

Net interest expense was $381,000 for the third quarter of 2011 compared to a negative expense of $38,000 in the third quarter of 2010. The increase is primarily due to a reduced reversal of accrued interest associated with uncertain income tax positions ($121,000 in 2011 and $856,000 in 2010) that is no longer required, offset by lower interest expense in 2011 from lower average outstanding borrowings and lower interest rates.

In September 1999, the Sports Authority of the County of Wilson (Tennessee) issued Variable Rate Tax Exempt Infrastructure Revenue Bonds for public infrastructure improvements near the Company’s Nashville facility. These bonds are direct obligations of the Sports Authority and are payable solely from sales taxes and incremental property taxes generated from the facility. If the sales taxes and incremental property taxes are insufficient for the payment of principal and interest on the bonds, the Company is responsible for the difference. Since the Company will no longer promote NASCAR sanctioned events at the facility and does not anticipate generating sales taxes, we have estimated that the existing bond fund balance and future funding from taxes will be insufficient to satisfy the remaining obligation starting in 2021. As such, we recorded a charge of $2,245,000 reflecting the estimated shortfall that we would be responsible for.

Loss from continuing operations before income tax benefit for the third quarter of 2011 was ($22,958,000). The current year’s results include the non-cash impairment charge of $15,687,000 to write down the carrying value of the Nashville facility to its fair value and the provision for contingent obligation of $2,245,000. On an adjusted basis, loss from continuing operations before income tax benefit for the third quarter of 2011 was ($5,026,000) compared with earnings of $7,555,000 in the comparable quarter of the prior year. The decrease is primarily due to the schedule change for Dover’s fall race weekend discussed above.

For the third quarter of 2011, loss from discontinued operation, net of income tax benefit, was ($2,000), compared to ($964,000) or ($.03) per diluted share for the third quarter of 2010.

Net (loss) earnings for the third quarter of 2011 were ($14,581,000) or ($.40) per diluted share compared to $3,416,000 or $.09 per diluted share for the same period last year. On an adjusted basis, loss from continuing operations was $3,049,000 or $.08 per diluted share for the third quarter of 2011.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Admissions	$752	$7,798	$7,468	$16,363
Event-related	1,321	5,487	5,899	11,588
Broadcasting	841	11,538	15,956	26,872
Other	2	1	104	2

	2,916	24,824	29,427	54,825

Expenses:
Operating and marketing	4,382	13,428	21,158	33,020
General and administrative	2,200	2,672	6,497	7,496
Impairment charge	15,687	—	15,687	—
Depreciation and amortization	992	1,508	3,745	4,325

	23,261	17,608	47,087	44,841

Gain from insurance settlement	—	298	—	298

Operating (loss) earnings	(20,345)	7,514	(17,660)	10,282

Interest expense, net	(381)	38	(1,814)	(1,513)
Other income	13	3	17	3
Provision for contingent obligation	(2,245)	—	(2,245)	—
Loss on extinguishment of debt	—	—	(67)	—

(Loss) earnings from continuing operations before income tax benefit (expense)	(22,958)	7,555	(21,769)	8,772

Income tax benefit (expense)	8,379	(3,175)	7,593	(4,027)

(Loss) earnings from continuing operations	(14,579)	4,380	(14,176)	4,745

Loss from discontinued operation, net of income tax benefit	(2)	(964)	(70)	(7,613)

Net (loss) earnings	$(14,581)	$3,416	$(14,246)	$(2,868)

Net (loss) earnings per common share - basic:
Continuing operations	$(0.40)	$0.12	$(0.39)	$0.13
Discontinued operation	—	(0.03)	—	(0.21)

Net (loss) earnings	$(0.40)	$0.09	$(0.39)	$(0.08)

Net (loss) earnings per common share - diluted:
Continuing operations	$(0.40)	$0.12	$(0.39)	$0.13
Discontinued operation	—	(0.03)	—	(0.21)

Net (loss) earnings	$(0.40)	$0.09	$(0.39)	$(0.08)

Weighted average shares outstanding:
Basic	36,195	36,099	36,194	36,094
Diluted	36,195	36,099	36,194	36,094

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS TO ADJUSTED (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

GAAP (loss) earnings from continuing operations before income taxes	$(22,958)	$7,555	$(21,769)	$8,772

Non-cash impairment charge (1)	15,687	—	15,687	—

Provision for contingent obligation (1)	2,245	—	2,245	—

Adjusted (loss) earnings from continuing operations before income taxes	$(5,026)	$7,555	$(3,837)	$8,772

GAAP (loss) earnings from continuing operations	$(14,579)	$4,380	$(14,176)	$4,745

Non-cash impairment charge, net of income taxes (1)	10,197	—	10,197	—

Provision for contingent obligation, net of income taxes (1)	1,333	—	1,333	—

Adjusted (loss) earnings from continuing operations	$(3,049)	$4,380	$(2,646)	$4,745

GAAP (loss) earnings per common share from continuing operations - diluted	$(0.40)	$0.12	$(0.39)	$0.13

Non-cash impairment charge, net of income taxes (1)	0.28	—	0.28	—

Provision for contingent obligation, net of income taxes (1)	0.04	—	0.04	—

Adjusted (loss) earnings per common share from continuing operations - diluted	$(0.08)	$0.12	$(0.07)	$0.13

(1)

On August 3, 2011, we announced that our wholly-owned subsidiary Nashville Superspeedway had notified NASCAR that it will not seek 2012 sanction agreements for its two Nationwide Series and two Camping World Truck Series events. We continue to conduct the weekly events we have scheduled for the remainder of 2011 and are currently evaluating all of our options for the facility. We incurred a non-cash impairment charge of $15,687,000 in the third quarter of 2011 as a result of this event. Additionally, we recorded a $2,245,000 provision for contingent obligation reflecting the estimated shortfall on the Wilson County bonds debt service not covered by the projected sales and incremental property taxes.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings from continuing operations before income taxes, adjusted (loss) earnings from continuing operations and adjusted (loss) earnings per common share from continuing operations - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned non-cash impairment charge and the loss on bond guarantee. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings from continuing operations before income taxes, (loss) earnings from continuing operations or diluted (loss) earnings per share from continuing operations, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2011	September 30, 2010	December 31, 2010

ASSETS
Current assets:
Cash	$399	$280	$69
Accounts receivable	782	9,448	743
Inventories	283	246	232
Prepaid expenses and other	5,787	1,400	1,713
Prepaid income taxes	600	—	—
Deferred income taxes	105	134	242
Current assets held for sale	—	2,800	1,875
Current assets of discontinued operation	—	1,101	115

Total current assets	7,956	15,409	4,989

Property and equipment, net	97,193	117,810	116,330
Other assets, net	809	542	527
Deferred income taxes	316	148	206
Non current assets of discontinued operation	—	291	233

Total assets	$106,274	$134,200	$122,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$497	$2,009	$142
Accrued liabilities	2,408	4,350	2,470
Payable to Dover Downs Gaming & Entertainment, Inc.	4	40	18
Income taxes payable	—	736	123
Deferred revenue	11,066	1,712	3,644
Current liabilities of discontinued operation	—	791	685

Total current liabilities	13,975	9,638	7,082

Revolving line of credit	34,980	39,800	38,200
Liability for pension benefits	1,359	1,793	2,291
Other liabilities	2,256	143	121
Non current income taxes payable	—	2,121	1,241
Deferred income taxes	12,762	20,754	18,843

Total liabilities	65,332	74,249	67,778

Stockholders’ equity:
Common stock	1,829	1,821	1,820
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,797	101,380	101,541
Accumulated deficit	(63,413)	(43,862)	(49,167)
Accumulated other comprehensive loss	(1,122)	(1,239)	(1,538)

Total stockholders’ equity	40,942	59,951	54,507

Total liabilities and stockholders’ equity	$106,274	$134,200	$122,285

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2011	2010

Operating activities:
Net loss	$(14,246)	$(2,868)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,745	4,690
Amortization of credit facility fees	319	316
Stock-based compensation	317	502
Deferred income taxes	(7,733)	(1,517)
Gain from insurance settlement	—	(298)
Loss on extinguishment of debt	67	208
Impairment charge	15,687	—
Impairment charge of discontinued operation	—	7,964
Provision for contingent obligation	2,245	—
Changes in assets and liabilities:
Accounts receivable	57	(8,472)
Inventories	(82)	(4)
Prepaid expenses and other	(4,344)	(661)
Prepaid income taxes/income taxes payable	(589)	759
Accounts payable	351	1,678
Accrued liabilities	(546)	1,648
Payable to Dover Downs Gaming & Entertainment, Inc.	(14)	35
Deferred revenue	7,422	(3,844)
Other liabilities	(266)	(522)

Net cash provided by (used in) operating activities	2,390	(386)

Investing activities:
Capital expenditures	(229)	(469)
Proceeds from the sale of property and equipment	1,875	—
Insurance proceeds	—	298
Restricted cash	—	5,333
Proceeds from the sale of available-for-sale securities	311	108
Purchase of available-for-sale securities	(314)	(111)

Net cash provided by investing activities	1,643	5,159

Financing activities:
Borrowings from revolving line of credit	56,340	25,700
Repayments on revolving line of credit	(59,560)	(26,900)
Repayments of bonds payable	—	(2,986)
Premium and fees on extinguishment of debt	—	(167)
Repurchase of common stock	(52)	(50)
Credit facility fees	(431)	(245)

Net cash used in financing activities	(3,703)	(4,648)

Net increase in cash	330	125
Cash, beginning of period	69	155

Cash, end of period	$399	$280